Exhibit 99.2

Contact: Lynn Pieper Lewis

415-937-5402

ir@entellusmedical.com

Entellus Medical Announces Definitive Agreement to be Acquired by Stryker Corporation for a Purchase Price of $24.00 Per Share in Cash

Plymouth, Minnesota – (December 7, 2017) – Entellus Medical, Inc. (NASDAQ: ENTL) announced today a definitive merger agreement by which Stryker Corporation (NYSE: SYK) will acquire Entellus in an all cash transaction for $24.00 per share, or an equity value of approximately $662 million. The Entellus Board of Directors unanimously approved entering into the agreement.

“Entellus is a leader in the ENT segment and offers a comprehensive portfolio of products that enable physicians to conveniently and comfortably perform a broad range of ENT procedures,” stated Timothy J. Scannell, Group President, MedSurg and Neurotechnology at Stryker.

“The combination of Stryker’s established commitment to making healthcare better and Entellus’ innovative products within the ENT segment will continue to provide our customers the tools they need for cost effective solutions,” said Robert White, President and Chief Executive Officer of Entellus Medical. “I look forward to the additional progress we will make together.”

The closing of this transaction is subject to approval by Entellus’ stockholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Piper Jaffray & Co. served as financial advisor and Latham & Watkins LLP and Fox Rothschild LLP served as outside legal counsel for Entellus in connection with this transaction.

Forward-looking statements

This press release contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: (i) Entellus may be unable to obtain stockholder approval as required for the merger; (ii) conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Entellus to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Entellus does business, or on Entellus’ operating results and business generally; (v) Entellus’ business may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Entellus may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (x) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Entellus are set forth in its filings with the Securities and Exchange Commission (SEC), including Entellus’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Entellus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Item 1A of Part II of Entellus’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 under the headings “Risk Factors.” The risks and uncertainties described above and in Entellus’ most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Entellus and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Entellus files from time to time with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Entellus assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

About Entellus

Entellus is a medical technology company focused on delivering superior patient and physician experiences through products designed for less invasive treatments. Entellus products are used for the treatment of adult and pediatric patients with chronic and recurrent sinusitis, patients with nasal airway obstruction, as well as adult patients with persistent Eustachian tube dysfunction. The Entellus platform of products provides safe, effective and easy-to-use solutions intended to enable treatment of patients in more cost-effective sites of care. Entellus’ product lines including the XprESS™ ENT Dilation System, Latera™ Absorbable Nasal Implant, MiniFESS™ Surgical Instruments, XeroGel Nasal Dressing and FocESS™ Imaging & Navigation combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the most cost effective and efficient site of care. Entellus is committed to broadening its product portfolio with high-quality and purposeful innovations for the global ENT market.

Additional Information and Where to Find It

In connection with the proposed merger, Entellus plans to file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, ENTELLUS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Entellus files with the SEC (when available) from the SEC’s website at www.sec.gov and Entellus’ website at www.entellusmedical.com. In addition, the proxy statement and other documents filed by Entellus with the SEC (when available) may be obtained from Entellus free of charge by directing a request to Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447.

Participants in the Solicitation

This press release does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Entellus and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Entellus’ stockholders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Entellus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 22, 2017, and its definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on April 26, 2017. To the extent the holdings of Entellus securities by Entellus’ directors and executive officers have changed since the amounts set forth in Entellus’ proxy statement for its 2017 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Entellus’ website at www.entellusmedical.com.